UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

RYAN SPECIALTY HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40645	86-2526344
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 North Wacker Drive, Suite 4000
Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 784-6001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	RYAN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 28, 2024, Ryan Specialty, LLC (“Ryan Specialty”) a subsidiary of Ryan Specialty Holdings, Inc. (the “Company”), borrowed $850 million under its revolving credit facility in accordance with the Credit Agreement, dated as of September 1, 2020 as amended through the Sixth Amendment to the Credit Agreement, by and among the Ryan Specialty, certain of the Company’s subsidiaries, JPMorgan Chase Bank, N.A.("JPM"), as administrative agent, and the other lenders party thereto (the “Credit Agreement”). Ryan Specialty used the borrowings under the revolving credit facility to partially fund the acquisition (the "Acquisition") of US Assure Insurance Services of FL, Inc. (“US Assure”). Borrowings under the revolving credit facility will accrue interest at a rate of SOFR plus 2.25%, as of the date hereof, and are due upon maturity of the Credit Agreement in 2029 and may be repaid at any time before the maturity date without prepayment penalties. The revolving credit facility has $549.6 in undrawn capacity after the incurrence of the borrowings described above.

On July 31, 2024, Ryan Specialty entered into commitment letters and related fee letters with JPM and other lenders, pursuant to which the lenders committed, subject to the satisfaction of customary conditions, to provide Ryan Specialty with approximately $500.0 million in aggregate principal amount of bridge loans under a 364-day unsecured bridge term loan facility (the “Bridge Facility”). The Bridge Facility was not used to fund the acquisition and, pursuant to its terms, terminates upon the consummation of the Acquisition if not used.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 1, 2024, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 3, 2024, the Company issued a press release announcing the completion of the Acquisition. A copy of this press release is attached hereto as Exhibit 99.1. The information disclosed under this item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing thereunder or under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On August 30, 2024, Ryan Specialty, purchased all of the outstanding equity interests of US Assure for approximately $1.075 billion in cash and up to an additional $400 million to the extent certain financial performance targets are met. The initial purchase price of the Acquisition was funded through a combination of borrowings under the revolving credit facility (as described above) and cash on hand.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, dated September 3, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYAN SPECIALTY HOLDINGS, INC.

Date:	September 2, 2024	By:	/s/ Mark S. Katz
Mark S. Katz, Executive Vice President, General Counsel and Corporate Secretary

Ryan Specialty Completes Acquisition of US Assure

SEPTEMBER 3, 2024 | CHICAGO, IL – Ryan Specialty (NYSE: RYAN), a leading international specialty insurance intermediary, is pleased to announce it completed the acquisition of US Assure Insurance Services of Florida, Inc. (“US Assure”), effective August 30, 2024. US Assure, headquartered in Jacksonville, FL, is a leading program specializing in builder’s risk insurance, and will become a part of our Underwriting Managers Specialty within Ryan Specialty. The previous announcement dated August 1, 2024 regarding the signing of the definitive agreement can be found here.

About Ryan Specialty

Founded in 2010, Ryan Specialty is a service provider of specialty products and solutions for insurance brokers, agents, and carriers. Ryan Specialty provides distribution, underwriting, product development, administration, and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents, and carriers. Learn more at ryanspecialty.com.

Contact:

Media Alice Phillips Topping Chief Marketing & Communications Officer Ryan Specialty Alice.Topping@ryanspecialty.com (312) 635-5976	Investor Relations Nicholas Mezick Director, Investor Relations Ryan Specialty IR@ryanspecialty.com (312) 784-6152

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